UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   TURNER, JR., CAL
   100 MISSION RIDGE
   GOODLETTSVILLE, TN  37072
2. Issuer Name and Ticker or Trading Symbol
   DOLLAR GENERAL CORPORATION
   DG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/30/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN & CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK               |09/27/|M   |V|71525             |A  |11.223     |2693596            |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |      |    | |                  |   |           |48093256           |I     |CO-TTEE TCT                |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |      |    | |                  |   |           |500000             |I     |TTEE HCT JR GRAT           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |      |    | |                  |   |           |401862             |I     |TTEE TURNER FAM FDN        |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |      |    | |                  |   |           |585558             |I     |CO-TTEE TFLWC              |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |      |    | |                  |   |           |8718               |I     |401K TRUST                 |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |      |    | |                  |   |           |582070             |I     |SPOUSE                     |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK               |      |    | |                  |   |           |205638             |I     |EXECUTOR BURNETT ESTATE    |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
STOCK OPTION (OPTION T|11.223  |9/27/|M   |V|71525      |D  |6/2/2|6/2/2|COMMON STOCK|71525  |       |0           |D  |            |
O PURCHASE)           |        |2000 |    | |           |   |000  |007  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
STOCK OPTION (OPTION T|3.2212  |     |    | |           |   |6/1/2|12/1/|COMMON STOCK|189988 |       |189988      |D  |            |
O PURCHASE)           |        |     |    | |           |   |003  |2003 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
STOCK OPTION (OPTION T|4.0433  |     |    | |           |   |10/11|4/11/|COMMON STOCK|94988  |       |94988       |D  |            |
O PURCHASE)           |        |     |    | |           |   |/2003|2004 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
STOCK OPTION (OPTION T|18.88   |     |    | |           |   |4/1/2|4/27/|COMMON STOCK|111785 |       |111785      |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |2008 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
STOCK OPTION (OPTION T|18.88   |     |    | |           |   |4/1/2|4/27/|COMMON STOCK|55897  |       |55897       |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |2008 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
STOCK OPTION (OPTION T|19.84   |     |    | |           |   |6/1/2|6/1/2|COMMON STOCK|41922  |       |41922       |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |008  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
STOCK OPTION (OPTION T|21.80   |     |    | |           |   |4/1/2|4/1/2|COMMON STOCK|109866 |       |109866      |D  |            |
O PURCHASE)           |        |     |    | |           |   |002  |009  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
STOCK OPTION (OPTION T|21.80   |     |    | |           |   |4/1/2|4/1/2|COMMON STOCK|54928  |       |54928       |D  |            |
O PURCHASE)           |        |     |    | |           |   |002  |009  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
STOCK OPTION (OPTION T|23.9    |     |    | |           |   |6/7/2|6/7/2|COMMON STOCK|41200  |       |41200       |D  |            |
O PURCHASE)           |        |     |    | |           |   |000  |009  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
STOCK OPTION (OPTION T|21.25   |     |    | |           |   |10/4/|4/4/2|COMMON STOCK|109425 |       |109425      |D  |            |
O PURCHASE)           |        |     |    | |           |   |2009 |010  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
STOCK OPTION (OPTION T|21.25   |     |    | |           |   |10/4/|4/4/2|COMMON STOCK|54712  |       |54712       |D  |            |
O PURCHASE)           |        |     |    | |           |   |2009 |010  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
STOCK OPTION (OPTION T|17.313  |     |    | |           |   |6/5/2|6/5/2|COMMON STOCK|41031  |       |41031       |D  |            |
O PURCHASE)           |        |     |    | |           |   |001  |010  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
All holdings have been adjusted to reflect the five-for-four common stock split distributed in May 2000.
SIGNATURE OF REPORTING PERSON
/s/ Bob Carpenter for Cal Turner, Jr.
DATE
10/10/2000